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                                                                    EXHIBIT 15.1


Maxus Energy Corporation:


We are aware that Maxus Energy Corporation has incorporated by reference in its Registration Statements No. 33-61350 on Form S-3 and No. 33-6693, No. 33-28353, No. 33-47538, No. 33-55857, No. 33-55938, No. 33-55918 and
No. 2-85403 on Form S-8 its Form 10-Q for the quarter ended September 30, 1995, which includes our report dated October 24, 1995, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.



ARTHUR ANDERSEN LLP

ARTHUR ANDERSEN LLP

Dallas, Texas
October 24, 1995